Exhibit 99.1

Zero Gravity Solutions Announces Michael T. Smith, Formerly of Hughes Electronics Corporation has been Appointed to ZGSI’s Board of Directors

BOCA RATON, Fla. — (February 4, 2015),– Zero Gravity Solutions, Inc. (“ZGSI” or the “Company”) (Pink Sheets: ZGSI) announced today that Michael T. Smith was appointed to the board of directors of ZGSI.

Mr. Smith has an extensive background in the aerospace and electronics industry as former chairman and chief executive officer of Hughes Electronics Corporation and a current independent director of Teledyne Technologies Incorporated. He has been instrumental in the rollout and scale up of disruptive technologies.

The Company is executing a business plan in which it has established two operating subsidiaries, BAM Agricultural Solutions, Inc. and Zero Gravity Life Sciences, Inc. Through these subsidiaries, the Company is pursuing its corporate objectives of early product derived revenue generation, scale up of manufacturing and a focus on product innovation R&D as well as NASA and government sponsored R&D.

“Mr. Smith’s direct and extensive experience with the processes necessary to conduct business activities with government entities and his background in the financial and technology industries brings added depth and experience necessary to execute the implementation and rapid scale up of a disruptive technology,” stated Harvey Kaye, Chairman of ZGSI.

“The opportunity to play a role in the application of a technology like BAM-FX with such far reaching applications relating to sustainable world agriculture is gratifying. The ability to utilize technology developed for NASA as applied to solving large problems facing humanity is a unique opportunity,” stated Michael T. Smith, newly appointed member of ZGSI’s Board of Directors.

About Zero Gravity Solutions, Inc.

Zero Gravity Solutions, Inc. (www.zerogsi.com) is an agricultural biotechnology public company commercializing its technology derived from and designed for Space with significant applications on Earth. These technologies are focused on providing valuable solutions to challenges facing world agriculture. ZGSI’s two primary categories of technologies aimed at sustainable agriculture are: 1) BAM-FX™, a cost effective, ionic nutrient delivery system for plants and 2) Directed Selection™, utilized in the development and production, in the prolonged zero/micro gravity environment of the International Space Station, large volumes of Non-GMO, novel, patentable stem cells with unique and beneficial characteristics. The Company has operations in the United States and the United Kingdom.

Like us on Facebook

Follow us on Twitter

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Zero Gravity Solutions, Inc.

Harvey Kaye, Chairman

+1 561.416.0400

info@zerogsi.com